UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

China Nuokang Bio-Pharmaceutical Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

No. 18-1 East Nanping Road

Hunnan National New & High-tech Development Zone

Shengyang, Liaoning Province

People’s Republic of China 110171

Telephone number: +86-024-2469-6033

(Address of principal executive offices)

China Nuokang Bio-Pharmaceutical Inc. Amended 2007 Share Incentive Plan

China Nuokang Bio-Pharmaceutical Inc. 2008 Share Incentive Plan

(Full title of the plan)

Law Debenture Corporate Services Inc.

400 Madison Avenue, 4th Floor

New York, New York 10017

(Name and address and telephone number, including area code, of agent for service)

Copies to:

David T. Zhang, Esq.

c/o Kirkland & Ellis International LLP

26th Floor, Gloucester Tower

The Landmark

15 Queen’s Road Central

Hong Kong

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

China Nuokang Bio-Pharmaceutical Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on December 15, 2009 (File No. 333-163715) (the “Registration Statement”) to deregister all unsold securities originally registered by the Registrant pursuant to the Registration Statement, with respect to ordinary shares of the Registrant, par value $0.0005 per share (the “Ordinary Shares”), thereby registered for offer or sale pursuant to the Registrant’s Amended 2007 Share Incentive Plan and 2008 Share Incentive Plan. A total of 9,538,998 Ordinary Shares were initially registered for issuance under the Registration Statement.

On September 27, 2012, the Registrant, Kingbird Investment Inc. (“Parent”) and Kingbird Mergerco. Inc. (“Merger Sub”), and, solely for the purposes of Section 6.16 thereof, Anglo China Bio-technology Investment Holdings Limited and Britain Ukan Technology Investment Holdings (Group) Limited, entered into an agreement and plan of merger (the “Merger Agreement”), which was approved on February 6, 2013 by the shareholders of the Registrant at the extraordinary general meeting of shareholders. The Registrant and Merger Sub subsequently filed a plan of merger with the Registrar of Companies of the Cayman Islands, which became effective as of February 6, 2013, as a result of which Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving company as a wholly-owned subsidiary of Parent (the “Merger”).

In connection with the closing the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. The Registrant hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement which remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized in the People’s Republic of China on February 20, 2013.

China Nuokang Bio-Pharmaceutical Inc.

By:	/s/ Baizhong Xue
Name:	Baizhong Xue
Title:	Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statement on Form S-8 has been signed by the following person in the capacities and on February 20, 2013.

Signature		Capacity

/s/ Baizhong Xue		Sole Director and Chief Executive Officer (principal executive officer)
Name:	Baizhong Xue

/s/ Felix Chungfai Wong		Chief Financial Officer (principal financial and accounting officer)
Name:	Felix Chungfai Wong

/s/ Amy Segler		Authorized U.S. Representative
Name:	Amy Segler
Law Debenture Corporate Services Inc.